SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)1

                               Conolog Corporation
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                   208254 805
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                                 (CUSIP Number)

                                January 22, 2003
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              Date of Event which Requires Filing of this Statement

                                Mary Ann Edwards
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                                  Name of Filer

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

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      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 208254 805

1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Mary Ann Edwards

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) |_|
            (b) |_|

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      116,000

6.    SHARED VOTING POWER

      N/A

7.    SOLE DISPOSITIVE POWER

      116,000

8.    SHARED DISPOSITIVE POWER

      N/A

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      116,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      |_|


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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.38% *

12.   TYPE OF REPORTING PERSON

      IN

Item 1(a).  Name of Issuer:

            Conolog Corporation

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Item 1(b).  Address of Issuer's Principal Executive Offices:

            5 Columbia Road
            Somerville, New Jersey 08876

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Item 2(a).  Name of Person Filing:

            Mary Ann Edwards

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Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Conolog Corporation
            5 Columbia Road
            Somerville, New Jersey 08876

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Item 2(c).  Citizenship:

            United States

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* As of February 28, 2003, there were 1,384,281 shares of Conolog Corporation's common stock issued and outstanding.

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 par value

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Item 2(e)   CUSIP Number:

            208254 805

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Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            N/A

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Item 4.     Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

      (a)   Amount beneficially owned:

            116,000

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      (b)   Percent of class:

            8.38% *

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* As of February 28, 2003, there were 1,384,281 shares of Conolog Corporation's common stock issued and outstanding.

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: 116,000

            (ii)  Shared power to vote or to direct the vote: N/A

            (iii) Sole power to dispose or to direct the disposition of: 116,000

            (iv)  Shared power to dispose or direct the disposition of: N/A

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Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

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Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

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Item 7.     Identification and Classification of the Subsidiary Which Acquired
            the Security Being Reported on by the Parent Holding Company.

            Not Applicable.

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Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

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Item 9.     Notice of Dissolution of Group.

            Not Applicable.

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Item 10.    Certification.

            Not Applicable.

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

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             March 6, 2003
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                                                     (Date)

                                             /s/ Mary Ann Edwards
                                             ------------------------
                                                Mary Ann Edwards

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.